Exhibit 10.1

October 7, 2008

Steve Flynn
13 Watch Hill Road
Pleasantville, NY 10570

Dear Steve,

On behalf of Proginet Corporation, I am pleased to offer you the position of Chief Operating Officer, reporting to me. For your reference, I have included a copy of your job description.

The proposed terms of employment with Proginet Corporation are as follows:

I.         Salary and Bonus

     Your starting salary will be $10,417 per semi-monthly pay period, which is equivalent to $250,000 on an annualized basis.

     You will be eligible for a quarterly performance bonus with an annual target amount of $150,000. The bonus amount to be paid will be determined based upon the achievement of agreed upon objectives, established by the CEO and approved by the Board of Directors, as part of the annual business plan process. These objectives will be weighted so that fifty percent of the target amount is based on your performance under your Revenue and Profitability Targets and fifty percent is based on the achievement of specific objectives, of which $75,000 is guaranteed in your first year of employment.

     All salary, bonus and draw payments are subject to normal withholdings.

II.        Stock Options

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As part of your compensation package, subject to the approval of the Board of Directors and shareholder approval of the amendments to the 2000 Stock Option Plan, you will be granted stock options to purchase 100,000 shares of Proginet Corporation common stock at a grant price, at the closing price on the OTC BB on the signature date of this agreement, which are fully vested.

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After 180 days from signature date of this agreement, subject to the approval of the Board of Directors and shareholder approval of the amendments to the 2000 Stock Option Plan, you will also be granted stock options to purchase 100,000 shares of Proginet Corporation common stock at a grant price, at the closing price on the OTC BB on such date, which are also fully vested.

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Additionally, on the signature date of this agreement, subject to the approval of the Board of Directors and shareholder approval of the amendments to the 2000 Stock Option Plan, you will be granted stock options to purchase up to 300,000 shares of Proginet Corporation common stock at a grant price based on the closing price on the OTC BB on the signature date of this agreement.  Such options will vest based upon the following schedule:

Proginet Corporation Fiscal Year	Options	Vesting Date, if performance criteria has been met
Fiscal Year 2009	up to 100,000	50%, 7/31/2009
50%, 7/31/2010
Fiscal Year 2010	up to 100,000	50%, 7/31/2010
50%, 7/31/2011
Fiscal Year 2011	up to 100,000	50%, 7/31/2011
50%, 7/31/2012

III.       Benefits Package

     Beginning on the first day of the month following three months of continuous employment from your start date, you are eligible to participate in a comprehensive benefits program including medical, dental, life and disability insurance.

     You will have the opportunity to select from various supplemental medical programs offered through AFLAC. Furthermore, you will also be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Spending Plan. Currently, Proginet matches 50% of the first 6% contributed by the employee to its 401(k) Plan, subject to IRS limitations.

IV.       Compensated Absences

     From your date of hire through December 31, 2008, you will receive 5 (five) days of vacation per month. Thereafter, you will receive 25 days of paid vacation on an annual basis. You are also entitled to personal time off and sick leave in accordance with Proginet Corporation Human Resource Employee Manual and Procedure Guide.

V.        Other Employment Related Documents

     As a public company, all employees are also required to sign Proginet’s Confidentiality and Non-Competition Agreement, Code of Business Conduct and Ethics Agreement and Insider Trading Policy Agreement upon joining Proginet.

In addition, because you will be a Section 16 Officer, Proginet Corporation requests that, within (1) business day of signing this letter, you

a.	sign Proginet Corporation’s standard form power of attorney to facilitate the filing of Forms 3, 4 and 5 by Proginet Corporation on your behalf, and
b.	either provide your existing SEC Central Index Key (CIK) information or sign a completed Form ID to obtain a CIK.

VI.       Change of Ownership Control

     If a Change of Ownership Control occurs during your tenure at Proginet Corporation, all options previously granted shall vest immediately.

VII.      Termination

     If, in the event:

a.	Proginet Corporation terminates your employment for any reason other than Cause, your death, or Disability, or
b.	you terminate your employment following a Constructive Termination,

then subject to your delivery of a signed release of claims in a form reasonably satisfactory to Proginet Corporation, you  will be entitled to:

i.	Continuation for a period of six months of your base salary, paid in accordance with Proginet Corporation's payroll practices,
ii.	Continuation for a period of three months of the exercisability of your then outstanding Proginet Corporation stock options, and
iii.	Continuation of your then existing and subscribed to benefits for six months.

     In the event of termination for Cause, you will not be entitled to any such payments, salary, bonus, or benefits.

VIII.    At-Will Employment

      If you choose to accept this offer, please understand your employment is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Proginet Corporation is free to conclude its at-will employment relationship with you at any time, with or without cause.

    Steve, we trust that you agree with the Proginet Board of Directors, that you have a great contribution to make to Proginet Corporation. We are confident that you will find working at Proginet a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a successful company.

    You will also find enclosed, the Chief Operating Officer Job Description and Variable Compensation Plan for Fiscal Year 2009.

     To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to Proginet Corporation. This letter, along with the Proginet Corporation Human Resource Employee Manual and Procedure Guide and other policy documents applicable to Proginet Corporation employees and the Plan Documents governing the health and welfare benefit plans, all which you will receive shortly, sets forth the terms of your employment with Proginet Corporation and supersedes any prior representations or agreements, whether written or oral.

     Importantly, your employment with Proginet Corporation is contingent on a background check. The terms and conditions in the Proginet Corporation Human Resource Employee Manual and Procedure Guide and the Plan Documents are subject to change at any time by Proginet Corporation and/or Board of Directors, subject to requirements of federal, state or local law. This letter may only be modified by a written agreement signed by you and the President and CEO of Proginet Corporation.

This offer will expire at noon Eastern Daylight Time on October 31, 2008.

Sandy Weil
President & CEO

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Proginet Corporation. I agree that my start date will be on or about November 1, 2008.

Steve Flynn	Date of Acceptance

Encl.

Certain Definitions

For purposes of this letter, we have identified certain definitions for your review:

"Cause" means only: the commission of a felony by you intended to result in your substantial personal enrichment at Proginet Corporation’s expense, conviction of a crime involving moral turpitude, or willful failure to perform your duties to Proginet Corporation, which failure is deliberate, results in injury to Proginet Corporation, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been "willful" unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Proginet Corporation.

"Change of Ownership Control" means any sale of all or substantially all of Proginet Corporation’s assets, or any merger, consolidation, or stock sales that results in the holders of Proginet Corporation’s capital stock immediately prior to such transaction owning less than 50% of the voting power of Proginet Corporation’s capital stock immediately after such transaction.

"Constructive Termination" means a material diminution of duties, a change in title or reporting relationship, a change greater than 25 miles in the location of your designated work place for Proginet Corporation, a reduction in base salary, or the failure of any successor to the assets or business through any Change of Ownership Control to fully assume all obligations of Proginet Corporation under this agreement.

"Disability" means an illness, injury or other incapacitating condition as a result of which you are unable to perform your duties at Proginet Corporation for any six (6) consecutive months. In any such event, Proginet Corporation, in its sole discretion, may terminate your employment by giving you notice of termination for Disability. you  agree to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by Proginet Corporation from time to time, and any determination as to the existence of a Disability shall be made by a physician selected by Proginet Corporation.